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                                                                    EXHIBIT 99.2


                                  [INDUS LOGO]


FOR IMMEDIATE RELEASE

CONTACTS:
Indus International Inc.                          Arista PR Inc.
Gary Frazier, (770) 989-4188                      Ris Cowan, (770) 735-3622
gary.frazier@indus.com                            rcowan@aristapr.com


                INDUS ELECTS ALLEN FREEDMAN TO BOARD OF DIRECTORS

                   Seven Current Board Members Also Reelected

ATLANTA, OCTOBER 26, 2004 - Indus International Inc. (NASDAQ: IINT), a leading provider of Service Delivery Management (SDM)(TM) solutions, today announced the election of Allen Freedman as a new member of the Indus Board of Directors, effective immediately, as well as the reelection of seven current board members.

Freedman is a former chairman and CEO of Assurant Inc. (NYSE: AIZ), one of the major specialty insurers in the United States, where he continues to serve on the company's Board of Directors. Freedman was Assurant's first employee and, over his twenty-two year career there, grew the company to more than $24 billion in assets; 11,000 employees and $7 billion in revenues. Its IPO and simultaneous listing on the NYSE took place in February 2004, and it is one of the best performing shares on the NYSE.

"Helping companies bring focus to their operations and enabling them to efficiently and cost-effectively deliver world-class services to customers is the power behind Indus' SDM strategy," said Indus Chairman Thomas R. Madison. "Allen Freedman's success in growing businesses, as well as his guiding wisdom in helping companies dominate in core vertical markets, will serve Indus well as we expand and grow our own SDM sales efforts. We are extremely pleased to have him join the Indus Board of Directors."

Freedman maintains strong ties to high technology businesses, particularly information systems and healthcare. In addition to guiding Assurant to leadership in the utilization of information technology, he served as a director of Systems & Computer Technology Inc. (SCT) from 1984 until 2004. Mr. Freedman became Chairman of SCT in 2002 and was chairman of the audit committee. In February 2004, SCT was sold to SunGard Data Systems (NYSE: SDS) for

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            Indus Names Allen Freedman to Board of Directors, page 2


approximately $600 million, tripling shareholder value during the two-year period of his chairmanship.

"The acquisition by Indus of the SCT utilities division has given me the opportunity to see a good business made into a great business by highly experienced and dedicated experts," said Freedman. "The Indus team has the potential to achieve an outstanding leadership position, and I welcome the opportunity to be a counselor and advisor to this great team."

A native of upstate New York, Freedman earned a Bachelor of Arts degree from Tufts University and his law degree from the University of Virginia, where he was one of the cofounders of the Virginia Journal of International Law. He attended New York University Graduate School of Business studying accounting and banking. In May 2000, he received an honorary degree of Doctor of Humane Letters from Hartwick College. Mr. Freedman has been a member of the board of numerous charitable organizations, including the Philadelphia Orchestra and the United Way of New York.

Additionally, Indus stockholders reelected the following directors to serve for the ensuing year: Gayle A. Crowell, Gregory J. Dukat, C. Frederick Lane, Thomas
R. Madison Jr., Douglas S. Massingill, Frederick J. Schwab and Thomas E. Timbie. The stockholders also voted to do the following:

         -        Adopt a long-term incentive plan for employees

         -        Adopt the Amended and Restated 1997 Director Option Plan

         - Ratify Ernst & Young LLP as the independent auditors for the fiscal year ending March 31, 2005

More information on these matters is available in the proxy statement filed on September 14, 2004, and available for download at http://investor.indus.com.

ABOUT INDUS INTERNATIONAL

Indus is a leading provider of Service Delivery Management (SDM) solutions, which help clients in a broad array of industries optimize the management of their customers, workforce, spare parts inventory, tools and documentation in order to maximize performance and customer satisfaction while achieving significant cost savings. Indus customer, asset and workforce


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            Indus Names Allen Freedman to Board of Directors, page 3

management software products, professional services and hosted service offerings improve our clients' profitability by reducing costs, increasing capacity and competitiveness, improving service to their customers, facilitating billing for services and ensuring regulatory compliance. Indus solutions have been purchased by more than 400 companies in more than 40 countries, representing diverse industries -- including manufacturing, utilities, telecommunications, government, education, transportation, facilities and property management, consumer packaged goods and more. For more information, visit our Website at http://www.indus.com.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

This press release contains statements, estimates or projections that are not historical in nature and that may constitute "forward-looking statements" as defined under U.S. federal securities laws. These statements include, but are not limited to Indus' ability to grow its SDM sales and sustain market leadership in the Service Delivery Management Market. These statements, which speak only as of the date given, are subject to certain risks and uncertainties that could cause actual results to differ materially from our Company's historical experience and our expectations or projections. These risks include, but are not limited to, the successful integration of the acquisition of Wishbone, including the challenges inherent in diverting the Company's management attention and resources from other strategic matters and from operational matters, the successful rationalization of the Wishbone business and products, ability to realize anticipated or any synergies or cost-savings from the acquisition, current market conditions for Indus' and Wishbone products and services, Indus' ability to achieve growth in its core product offerings and the combined Indus/Wishbone offerings, Indus' ability to achieve projected revenues, gross margin, operating results and earnings, market acceptance and the success of Indus' and Wishbone products, the success of the Company's product development strategy, Indus' competitive position, the ability to enter into new partnership arrangements and to retain existing partnership arrangements, uncertainty relating to and the management of personnel changes, timely development and introduction of new products, releases and product enhancements, current economic conditions and the timing and extent of a recovery, heightened security and war or terrorist acts in countries of the world that affect the Company's business, and other risks identified from time-to-time in the Company's SEC filings. Investors are advised to consult the Company's filings with the SEC, including its 2004 Annual Report on Form 10-K, for a further discussion of these and other risks.

Indus is a trademark of Indus International, Inc. Other company and product names may be trademarks of the respective companies with which they are associated.
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